UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MBIA Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

MBIA Inc.
1 Manhattanville Road, Suite 202
Purchase, New York 10577

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 5, 2026

This proxy statement supplement, dated April 2, 2026 (the “Supplement”), supplements the definitive proxy statement (which we refer to as the “Proxy Statement”) of MBIA Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on March 23, 2026 relating to the annual meeting of stockholders of the Company to be held virtually on Tuesday, May 5, 2026 at10:00 a.m. local time, at 1 Manhattanville Road, Purchase, New York 10577.

The purpose of this Supplement is to correct a clerical error in the Principal Accountant Fees and Services table comparing the 2025 aggregate audit fees with 2024. The amount was corrected from $3,389 to $3,889 in the supplement to the Proxy Statement, however, this change did not affect the total reported in this table. To the extent that information in this supplement differs from information disclosed in the proxy statement, the information in this Supplement applies.

The Proxy Statement, together with this Supplement, have been filed with the Securities and Exchange Commission and are also available for viewing at the website maintained for the annual meeting at www.proxyvote.com. The Company will furnish a copy of the Supplement to any stockholder by mail upon written or verbal request to the Company at MBIA Inc., 1 Manhattanville Road, Suite 202, Purchase, New York 10577 Attn: Investor Relations, by calling 914-765-3897, or via email at bill.rizzo@mbia.com.

Stockholders who have already voted, you do not need to take any action unless you wish to change your vote. If you wish to change your vote based on this information, you may do so by (i) filling out the electronic proxy card at www.proxyvote.com, or by (ii) calling the toll-free number for telephone voting that can be found on your proxy card (1-800-579-1639) or (iii) by attending the virtual annual meeting on May 5, 2026 at 10:00 a.m. To be valid, your vote by Internet, telephone or mail must be received by 11:59 p.m., Eastern Daylight Time, on May 4, 2026. Detailed information regarding voting procedures can be found in the Proxy Statement.

Principal accountant fees and services

The following table sets forth the aggregate fees for professional services rendered to the Company by PwC for the years ended December 31, 2025 and 2024, broken down as follows (in thousands):

	2025*	2024

Audit	$3,889	$4,505
Audit Related	$102	$98
Tax	$49	$47
All Other	$2	$2
Total	$4,042	$4,652

* Includes estimates for services related to 2025 not yet paid.

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits and reviews of documents filed with the SEC.

Audit Related fees were for assurance and related services performed for the loss reserve certifications and for support of regulatory requirements.

Tax fees were for professional services rendered in connection with outsourced services.

All Other fees were for access to financial reporting software.

One hundred percent of all the above fees for the years ended December 31, 2025, and 2024 were approved by the Audit Committee.

PwC did not provide the Company with any information technology services relating to financial systems design or implementation for 2025 or 2024.

Pursuant to its charter, the Audit Committee has responsibility for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the approval of non-audit related services. At the beginning of the year, the Audit Committee reviews and approves any proposed audit and non-audit related services for the year and the associated costs. The Audit Committee also reviews at its meetings other audit and non-audit services proposed to be provided by the independent auditors. The Audit Committee has delegated to the Chair the authority to grant pre-approvals, when less than $100,000, if the Chair deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chair are reviewed with the Audit Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee a description of, and the budget for, the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.